Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Steve Des Champs

Alliance Gaming
(702) 270-7600

ALLIANCE GAMING ANNOUNCES

APPOINTMENT OF STEPHEN M. RACE

TO BOARD OF DIRECTORS

LAS VEGAS, June 3, 2005 — Alliance Gaming Corp. (NYSE: AGI) announced today Stephen M. Race has been elected to the Company’s Board of Directors as an independent director effective at the end of this month.

“Steve’s experience in both the entertainment and technology industries, as well as his vast background in senior management, makes him a perfect business fit for Alliance Gaming,” said Richard Haddrill, President and Chief Executive Officer of Alliance Gaming.

Mr. Race most recently served as interim CEO for Full Degree, an enterprise software company, and has served as interim CEO for a variety of technology and entertainment companies during the last five years.  From 1995 to 1998, Mr. Race served as CEO of MicroProse, Inc., a video game company that was acquired by Hasbro. From 1993 to 1995 he served as President of SONY Computer Entertainment, the division responsible for the development and launch of the PlayStation video game console in North America. Mr. Race has also held senior management positions with such companies as Reebok International Ltd. and Atari Inc.

Mr. Race holds an MBA from the Wharton Graduate School of Finance and Commerce and bachelor and masters degrees from the University of Pennsylvania in economics and energy management.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.